Exhibit 10.1

SUPPLEMENTAL RETIREMENT BENEFIT AGREEMENT

          THE AGREEMENT, made and entered into this First day of October, 1997 by and between THE FIRST NATIONAL BANK OF DAMARISCOTTA, a national bank with its principal offices in Damariscotta, Maine (the “Bank”), and ________________ of ________________, Maine (the “Executive”).

WITNESSETH:

          WHEREAS, the Executive has been and continues to be a valued management employee of the Bank, and is now serving the Bank as its ___________________; and,

          WHEREAS, the Executive's services to the Bank in the past have been of exceptional merit and have made an invaluable contribution to the success of the Bank and in bringing it to its present status of operating efficiency, and its present position in its field of activity; and,

          WHEREAS, the experience of the Executive, his knowledge of the affairs of the Bank, his reputation and contacts in the industry are so valuable that assurance of his continued services is essential for the future success of the Bank and it is in the best interests of the Bank to provide an incentive to the Executive to continue in the Bank's employ until he reaches retirement age; and,

          WHEREAS, it is the desire of the Bank and the Executive to enter into this agreement under which the Bank will make certain payments to the Executive at retirement or his beneficiary in the event of his death; and,

          WHEREAS, the parties hereto intend this agreement to be considered an unfunded arrangement maintained primarily to provide supplemental benefits for the Executive, as a member of a select group of management or highly compensated employees of the Bank for the purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

          NOW, THEREFORE, in consideration of services performed in the past and to be performed in the future, and the mutual promises and covenants contained herein, it is agreed as follows:

I.	General

The benefits provided by this agreement are granted by the Bank as a supplemental retirement benefit to the Executive and are not part of any salary reduction plan or an arrangement deferring a bonus or a salary increase. The Executive has no option to take any current payment or bonus in lieu of these salary continuation benefits except as set forth hereinafter.

II.	Normal Retirement Date

For purposes of this Agreement, the Executive’s “Normal Retirement Date” shall be the January 1st immediately preceding his sixty-fifth (65th) birthday.

III.	Retirement Benefit and Post-Retirement Death Benefit

The maximum annual benefit payable hereunder shall be $_____________, payable in equal monthly installments (of 1/12 of the annual benefit) for the life of the Executive. If less than two hundred forty (240) monthly payments have been made prior to the death of the Executive, the Bank shall continue such monthly payments to the Executive’s designated beneficiary(ies), until two hundred forty (240) monthly payments have been made. Benefit payment shall commence within sixty (60) days after the Executive’s Normal Retirement Date. In the absence of an effective designation of a beneficiary by the Executive, the benefit hereunder shall be paid to the duly qualified executor or administrator of his estate.

IV.	Death Benefit Prior to Retirement or After Change in Control

If the Executive dies while “actively employed” by the Bank, or at any time after a “change in control” which occurred while the Executive was actively employed (as defined in Section XII), and before the Executive’s Normal Retirement Date, the Bank will pay to the Executive’s designated beneficiary(ies) an annual benefit equal to $_____________, payable in equal monthly installments (each equal to 1/12 of the annual benefit) for a period of two hundred forty (240) months. Benefit payments shall begin within sixty (60) days after the death of the Executive. In the absence of an effective designation of a beneficiary by the Executive, the benefit hereunder shall be paid to the duly qualified executor or administrator of his estate. Notwithstanding the foregoing, no death benefit shall be payable hereunder if it is determined that the Executive's death was caused by suicide on or before October 1, 1999. For purposes of this Agreement, “active employment” shall include temporary disability not to exceed six months and other leaves of absence specifically granted by the Board of Directors.

V.	Disability Benefit

A.	General

In the event the Executive becomes “totally disabled” while actively employed by the Bank, and the Executive’s employment is terminated because of such disability, he shall be entitled to the benefit described under this Section (in lieu of all other benefits hereunder). The Executive’s total disability shall be determined by the Board of Directors applying the standards and principles set forth in the Bank’s group long term disability plan in effect at the time of disability.

B.	Determination of Benefit

The disability benefit will be payable in equal monthly installments for the life of the Executive, with the monthly payment amount computed with a standard annuity payment calculation using the following variables:

Discount rate: eight percent (8%) per annum.

Number of payments: 240.

Present value: the sum of (a) the present value of the Executive’s fully vested benefit liability reserve account as of the last day of the calendar month immediately preceding the determination of permanent disability; plus (b) the amount the would be earned (from of the last day of the calendar month immediately preceding the determination of permanent disability until the Executive’s Normal Retirement Date) if the value of this benefit liability reserve account were invested in a security with an annual interest rate equivalent to the one-year constant maturity U.S. Treasury index rate (one-year CMT), reset annually on January 1 of each year, credited and compounded monthly.

Benefit payments shall commence within sixty (60) days after the Executive’s Normal Retirement Date. If the Executive dies after payments have begun and less than two hundred forty (240) monthly payments have been made, the Bank shall continue such monthly payments to the Executive’s designated beneficiary(ies) until two hundred forty (240) monthly payments have been made. In the absence of any effective designation of beneficiary by the Executive, any such amounts shall be payable to the duly qualified executor or administrator of his estate.

C.	Death Before Normal Retirement Date

Except as provided in Section IV, if the Executive dies after becoming permanently disabled but before the Normal Retirement Date, the disability benefit shall be paid in two hundred forty (240) equal monthly installments to the Executive’s designated beneficiary(ies), commencing within sixty (60) days of the Executive’s death. In the absence of any effective designation of beneficiary by the Executive, any such amounts shall be payable to the duly qualified executor or administrator of his estate. The monthly payment amount will be computed with a standard annuity payment calculation using the following variables:

Discount rate: eight percent (8%) per annum

Number of payments: 240

Present value: the sum of (a) the present value of the Executive’s fully vested benefit liability reserve account as of the last day of the calendar month immediately preceding the determination of permanent disability; plus (b) the amount the would be earned (from of the last day of the calendar month immediately preceding the determination of permanent disability until the Executive’s death) if the value of this benefit liability reserve account were invested in a security with an annual interest rate equivalent to the one-year CMT, reset annually on January 1 of each year, credited and compounded monthly.

VI.	Early Termination Benefit

A.	General

Except as provided in the following sentence, if the employment of the Executive shall terminate prior to his Normal Retirement Date by his voluntary action or by his discharge by the Bank, then this Agreement shall terminate upon the date of such termination of employment and the Bank shall agree to pay to the Executive an early termination benefit. If the employment of the Executive shall terminate for any reason in conjunction with or after a “change of control” as defined in Section XII, this Section shall not apply and the Executive shall receive the full benefits provided under Sections III and/or IV hereof.

B.	Determination of Benefit

The early termination benefit will be payable in equal monthly installments for a period of two hundred forty (240) months, with the monthly payment amount computed with a standard annuity payment calculation using the following variables:

Discount rate: eight percent (8%) per annum.

Number of payments: 240.

Present value: the sum of (a) the present value of the Executive’s vested liability reserve account as of the last day of the calendar month immediately preceding termination, plus (b) the amount the would be earned (from of the last day of the calendar month immediately preceding termination until the Executive’s Normal Retirement Date) if the vested value of this benefit liability reserve account were invested in a security with an annual interest rate equivalent to the one-year CMT, reset annually on January 1 of each year, credited and compounded monthly.

Benefit payments shall commence within sixty (60) days after the Executive’s Normal Retirement Date. If the Executive dies after payments have begun and less than two hundred forty (240) monthly payments have been made, the Bank shall continue such monthly payments to the Executive’s designated beneficiary(ies) until two hundred forty (240) monthly payments have been made. In the absence of any effective designation of beneficiary by the Executive, any such amounts shall be payable to the duly qualified executor or administrator of his estate.

C.	Death Before Normal Retirement Date

If the Executive dies after termination but before the Normal Retirement Date, the early termination benefit shall be paid in two hundred forty (240) equal monthly installments to the Executive’s designated beneficiary(ies), commencing within sixty (60) days of the Executive’s death. In the absence of any effective designation of beneficiary by the Executive, any such amounts shall be payable to the duly qualified executor or administrator of his estate. The monthly payment amount will be computed with a standard annuity payment calculation using the following variables:

Discount rate: eight percent (8%) per annum

Number of payments: 240

Present value: the sum of (a) the present value of the Executive’s vested liability reserve account as of the last day of the calendar month immediately preceding termination, times the vesting percentage set forth in Section VII; plus (b) the amount the would be earned (from of the last day of the calendar month immediately preceding termination until the Executive’s death) if the vested value of this benefit liability reserve account were invested in a security with an annual interest rate equivalent to the one-year CMT, reset annually on January 1 of each year, credited and compounded monthly.

VII.	Vesting

The Executive’s percentage interest in all benefits payable hereunder shall become vested over a fifteen (15) year period, commencing on the effective date of this Agreement (without giving effect to any prior service with the Bank) in accordance with the following schedule:

Years	Vested Percentage

After 1 year	6.67%
After 2 years	13.33%
After 3 years	20.00%
After 4 years	26.67%
After 5 years	33.33%
After 6 years	40.00%
After 7 years	46.66%
After 8 years	53.33%
After 9 years	60.00%
After 10 years	66.66%
After 11 years	73.33%
After 12 years	80.00%
After 13 years	83.33%
After 14 years	90.00%
After 15 years	100.00%

Notwithstanding the foregoing, the Executive shall become fully (100%) vested in his benefit upon his death while actively employed, permanent disability, or upon a “change in control” of the Bank or First National Lincoln Corporation (“FNLC”), as defined in Section XII hereof.

VIII.	Acceleration Upon Determination of Inadequate Capital

If after the termination of the Executive’s active employment, the Bank shall fail to meet any minimum capital requirements established by its federal regulators, the Bank shall so notify the Executive (or his executor, personal representative or beneficiary(ies) in writing and the Executive (or his executor, personal representative or beneficiary(ies) shall have the option to accelerate the payment of benefits hereunder.

Executive shall exercise such option by delivery of written notice to the Bank. Payment shall be made 366 days after receipt of such notice, with the Executive entitled to receive the full value of the Executive’s benefit liability reserve account as of that date; provided, however, that the accelerated portion of such payment shall not be paid in the event that any of the occurrences described 12 CFR, § 359.1 (f)(1)(ii)(A) through (E) shall have occurred with respect to the Bank prior to the date for payment. The foregoing proviso shall not limit the obligation of the Bank to make any payments in accordance with the pre-acceleration schedule.

IX.	Benefit Accounting

The Bank shall account for this benefit using the regulatory accounting principles of the Bank's primary federal regulator. The Bank shall establish an accrued liability retirement account for the Executive into which appropriate reserves shall be accrued. All amounts credited to the account of the Executive shall be credited as of the last day of each calendar year during the term hereof.

X.	Restrictive Covenant

Notwithstanding any other provision of this Agreement, the Executive shall forfeit all of his rights to receive benefits hereunder, and any benefit payments that have commenced shall cease, if the Executive shall engage in any “prohibited activity” within five (5) years after the termination of his employment with the Bank. If the employment of the Executive shall terminate for any reason in conjunction with or after a “change of control” as defined in Section XII, this Section shall not apply and the Executive shall receive the full benefits provided under Sections III and/or IV hereof. For purposes of this Section, the “prohibited activities” shall include:

A.

accepting employment with, providing consulting services in any capacity to, or owning (directly or indirectly) five percent (5%) or more of the securities of any bank, financial institution, financial services company, or investment advisory firm, or any entity (such as an insurance company) directly or indirectly providing any such services to customers of the Bank within a fifty (50) mile radius of any branch of the Bank; and

B.

directly or indirectly revealing any confidential or proprietary information of the Bank (including, without limitation, trade secrets, product information, investment performance or strategy, business plans, and the identity of customers, to any bank, financial institution, financial services company, or investment advisory firm, or any entity (such as an insurance company) directly or indirectly providing any such services, if such entity serves customers of the Bank within a fifty (50) mile radius of any branch of the Bank.

XI.	Benefits Unfunded; No Security Interest

The rights of the Executive under this Agreement and of any beneficiary of the Executive shall be solely those of an unsecured creditor of the Bank. If the Bank shall acquire an insurance policy or any other asset in connection with the liabilities assumed by it hereunder, it is expressly understood and agreed that neither Executive nor any beneficiary of Executive shall have any right with respect to, or claim against, such policy or other asset. Such policy or asset shall not be deemed to be held under any trust for the benefit of Executive or his beneficiaries or to be held in any way as collateral security for the fulfilling of the obligations of the Bank under this Agreement. It shall be and remain, a general, unpledged, unrestricted asset of the Bank and Executive or any of his beneficiaries shall not have a greater claim to the insurance policy or other assets, or any interest in either of them, than any other general creditor of the Bank.

The Bank shall have no obligation to set aside earmark, or entrust any fund or money with which to pay its obligations under this Agreement. The Bank reserves the absolute right at its sole discretion to either fund the obligations undertaken by this Agreement or to refrain from funding the same and determine the extent, nature, and method of such funding.

XII.	Change in Control

For purposes of this Agreement, “change in control” shall mean:

A.

any merger or consolidation of FNLC or the Bank as a result of which (i) FNLC no longer is the beneficial owner of a majority of the outstanding shares of common stock of such Subsidiary, or (ii) the stockholders of FNLC immediately preceding such merger or consolidation are not, collectively, the beneficial owners (in proportion to their respective beneficial ownership of Common Stock immediately preceding such merger or consolidation, excluding only the effect of the exercise of statutory dissenters’ rights or the payment of cash in lieu of fractional shares) of at least sixty percent (60%) of the outstanding shares of common stock of the surviving corporation immediately following the consummation of such merger or consolidation; or

B.

any sale or other disposition (in one transaction or series of transactions) of all or substantially all of the assets of FNLC or the Bank; or

C.

the adoption of any plan or proposal for the liquidation or dissolution of, or similar transaction involving, FNLC or the Bank; or

D.

the issuance to any person, in one transaction or a series of transactions, of common stock, or securities convertible into common stock, of FNLC or the Bank as a result of which such person would be (or would, if then converted, become) the beneficial owner of twenty-five percent (25%) or more of the outstanding common stock of FNLC or the Bank; or

E.

any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses A. to D.

In the event there is a “change in control” of the Bank or FNLC, all liability to meet the benefit obligations provided for in this agreement shall be assumed by the purchaser, its successors and assigns.

XIII.	Claims Procedure

In the event that benefits under this Agreement are not paid to the Executive (or his beneficiary in the case of the Executive's death), and such person feels entitled to receive them, a claim shall be made in writing to the Plan Administrator within sixty (60) days from the date payments are not made. Such claim shall be reviewed by the Plan Administrator and the Bank. If the claim is denied, in full or in part, the Plan Administrator shall provide a written notice within ninety (90) days setting forth the specific reasons for denial, specific reference to the provisions of this Agreement upon which the denial is based, and any additional material or information necessary to perfect the claim, if any. Also, such written notice shall indicate the steps to be taken if a review of the denial is desired.

If a claim is denied and a review is desired, the Executive (or his beneficiary in the case of the Executive's death), shall notify the Plan Administrator in writing within sixty (60) days and a claim shall be deemed denied if the Plan Administrator does not take any action with the aforesaid ninety (90) day period. In requesting a review, the Executive or his beneficiary may review this Agreement or any documents relating to it and submit any written issues and comments he or she may feel appropriate. In its sole discretion the Plan Administrator shall then review the claim and provide a written decision within sixty (60) days. This decision likewise shall state the specific provisions of the Agreement on which the decision is based.

XIV.	Named Fiduciary and Plan Administrator

For purposes of implementing this claims procedure (but not for any other purpose), the Compensation Committee of the Board of Directors of First National Bank of Damariscotta, shall be the “plan administrator” for this Agreement. The plan administrator shall be responsible for the management, control, and administration of the agreement as established herein, and may delegate to certain aspects of the management and operation responsibilities including the employment of advisors and the delegation of ministerial duties to qualified individuals.

XV.	Miscellaneous

A.	Participation in Other Plans

The benefits provided hereunder shall be in addition to Executive’s annual salary as determined by the Board of Directors, and shall not affect the right of Executive to participate in any current or future Bank retirement plan, group insurance, bonus, or in any supplemental compensation arrangement which constitutes a part of the Bank’s regular compensation structure.

B.	Non-Alienability

It is agreed that neither Executive, nor his/her spouse, nor any other assignee, shall have any right to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder, which payments and the right thereto are expressly declared to be non-assignable and non-transferable; and, in the event of any attempted assignment or transfer, the Bank shall have no further liability hereunder.

C.	Amendment

This Agreement may be amended in whole or in part from time to time by the Bank, but only in writing; provided, however, that no amendment may reduce or impair the benefits or rights of the Executive hereunder without the written consent of the Executive.

D.	No Guarantee of Continued Employment

This Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof restrict the right of the Bank to discharge the Executive, or restrict the right of the Executive to terminate his employment.

E.	Headings

Headings and subheadings of this Agreement are inserted for reference and convenience only and shall not be deemed a part of this agreement.

F.	Applicable law

The validity and interpretation of this Agreement shall be governed by the laws of the State of Maine.

G.	Agreement Binding Upon the Parties

This Agreement shall bind the Insured and the Bank, their heirs, successors, personal representatives and assigns.

H.	Gender

Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

I.	Effective date

The effective date of this agreement shall be October 1, 1997.

          IN WITNESS WHEREOF, the Bank has caused this Agreement to be signed in its corporate name by its duly authorized officer, and Executive hereunto set his hand and seal, all on the day and year first above written.

THE FIRST NATIONAL BANK
OF DAMARISCOTTA

                             By:

Witness	M. Robert Barter
Its: Chairman of the Board of Directors

Witness              Executive Officer

DESIGNATION OF BENEFICIARY

          Pursuant to the terms of the Supplemental Retirement Benefit Agreement, dated October 1, 1997, between me and The First National Bank of Damariscotta (the “Agreement”), I hereby designate the following beneficiary(ies) to receive payments which may be due under such Agreement after my death:

Primary Beneficiary:

Name AddressRelationship

Secondary Beneficiary(ies):

Name AddressRelationship

Name AddressRelationship

          The Primary Beneficiary named above shall be the designated beneficiary referred to in the Agreement if he or she is living at the time a death benefit payment thereunder becomes due and payable, and the Secondary Beneficiary named above shall be the designated beneficiary referred to in the Agreement only if he or she is living at the time a death benefit payment becomes payable and the Primary Beneficiary is not then living.

This designation hereby revokes any prior designation which may have been in effect.

Dated:

Witness                                                                             Executive Officer

409A Amendment to

The First National Bank of Damariscotta

Supplemental Retirement Benefit Agreement for

_______________________

The First National Bank of Damariscotta ("Bank") and _______________ ("Executive") originally entered into The First National Bank of Damariscotta Supplemental Retirement Benefit Agreement ("Agreement") on October 1, 1997. Pursuant to Subparagraph XV (C) of the Agreement, the Bank and the Executive hereby adopt this 409A Amendment, effective January 1, 2005.

RECITALS

This Amendment is intended to bring the Agreement into compliance with the requirements of Internal Revenue Code Section 409A. Accordingly, the intent of the parties hereto is that the Agreement shall be operated and interpreted consistent with the requirements of Section 409A. Therefore, the following changes shall be made:

1. Section VIII, "Acceleration Upon Determination of Inadequate Capital", shall be deleted in its entirety and left blank.

2. The following provision regarding "Separation from Service" distributions shall be added as a new subparagraph (J) under Section XV, as follows:

Separation from Service Notwithstanding anything to the contrary in this Agreement, to the extent that any benefit under this Agreement is payable upon a "Termination of Employment," "Termination of Service," or other event involving the Executive's cessation of services, such payment(s) shall not be made unless such event constitutes a "Separation from Service" as defined in Treasury Regulations Section 1.409A-1 (h).

3. A new Subparagraph XV (K) shall be added as follows:

Restriction on Timing of Distribution Notwithstanding any provision of this Agreement to the contrary, distributions under this Agreement may not commence earlier than six (6) months after the date of a Separation from Service (as described under the "Separation from Service" provision herein) if, pursuant to Internal Revenue Code Section 409A, the participant hereto is considered a "specified employee" (under Internal Revenue Code Section 416(i)) of the Bank if any stock of the Bank is publicly traded on an established securities market or otherwise. In the event a distribution is delayed pursuant to this Section, the originally scheduled distribution shall be delayed for six (6) months, and shall commence instead on the first day of the seventh month following Separation from Service. If payments are scheduled to be made in installments, the first six (6) months of installment payments shall be delayed, aggregated, and paid instead on the first day of the seventh month, after which all installment payments shall be made on their regular schedule. If payment is scheduled to be made in a lump sum, the lump sum payment shall be delayed for six (6) months and instead be made on the first day of the seventh month.

4. A new Subparagraph XV (L) shall be added as follows:

Certain Accelerated Payments The Bank may make any accelerated distribution permissible under Treasury Regulation 1.409A-3U)(4) to the Executive of deferred amounts, provided that such distribution(s) meets the requirements of Section 1.409A-3U)(4).

5. A new Subparagraph XV (M) shall be added as follows:

Subsequent Changes to Time and Form or Payment The Bank may permit subsequent changes ("subsequent deferral election") to existing deferral elections. Any such change shall be considered made only when it becomes irrevocable under the terms of the Agreement. Any subsequent deferral election will be considered irrevocable not later than thirty (30) days following acceptance of the change by the Plan Administrator, subject to the following rules:

(1) the subsequent deferral election may not take effect until at least twelve (12) months after the date on which the election is made;

(2) the payment (except in the case of death, disability, or unforeseeable emergency) upon which the subsequent deferral election is made is deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid; and

(3) in the case of a payment made at a specified time, the election must be made not less than twelve (12) months before the date the payment is scheduled to be paid.

Therefore, the foregoing changes are agreed to.

____________________________________	____________________________________
For the Bank	Executive
Date September 12, 2008	Date September 12, 2008

Second 409A Amendment to

The First National Bank of Damariscotta

Supplemental Retirement Benefit Agreement for

______________________

The First National Bank of Damariscotta (“Bank”) and _____________ (“Executive”) originally entered into The First National Bank of Damariscotta Supplemental Retirement Benefit Agreement (“Agreement”) on October 1, 1997 and subsequently amended on September 12, 2008. Pursuant to Section XV(C) of the Agreement, the Bank and the Executive hereby adopt this Second 409A Amendment (“Amendment”), effective December 31, 2008.

RECITALS

This Amendment is made to allow for a modification in the determination of benefits payable to the Executive under the Agreement. This Amendment is intended to qualify as a transition period amendment pursuant to Section 3.02 of IRS Notice 2007-86. Therefore, the Agreement is amended as follows:

1.         The term “sixty-fifth (65th)” in Section II is deleted and the term “sixty-third (63rd)” is inserted in its place.

2.         The term “Executive’s Normal Retirement Date” in Section III is deleted and the phrase “January 1st of the year in which the Executive would attain the age of 65” is inserted in its place.

3.         The term “Executive’s Normal Retirement Date” in Section IV is deleted and the phrase “January 1st of the year in which the Executive would attain the age of 65” is inserted in its place.

4.         The term “Executive’s Normal Retirement Date” in the second paragraph of Section V (B) is deleted and the phrase “January 1st of the year in which the Executive would attain the age of 65” is inserted in its place.

5.         The heading for Section V (C) is deleted and the heading “Death Before Age 65” is inserted in its place.

6.         The term “Executive’s Normal Retirement Date” in the first sentence of Section V (C) is deleted and the phrase “January 1st of the year in which the Executive would attain the age of 65” is inserted in its place.

7.         The term “Executive’s Normal Retirement Date” in the second paragraph of Section VI (B) is deleted and the phrase “January 1st of the year in which the Executive would attain the age of 65” is inserted in its place.

8.         The heading for Section VI (C) is deleted and the heading “Death Before Age 65” is inserted in its place.

9.         The term “Normal Retirement Date” in the first sentence of Section VI (C) is deleted and the phrase “January 1st of the year in which the Executive would attain the age of 65” is inserted in its place.

Wherefore the foregoing Amendment is hereby agreed to and adopted:

______________________	______________________
For the Bank	Executive Officer
Date December 30, 2008	Date December 30, 2008